AMENDMENT NO. 10

TO

MASTER INVESTMENT ADVISORY AGREEMENT
     This Amendment dated as of July 15, 2013, amends the Master Investment Advisory Agreement (the “Agreement”), dated November 25, 2003, between AIM Sector Funds (Invesco Sector Funds), a Delaware statutory trust, and Invesco Advisers, Inc., a Delaware corporation.
W I T N E S S E T H:
WHEREAS, the parties desire to amend the Agreement to remove Invesco Leisure Fund;
     NOW, THEREFORE, the parties agree that:
1.	Appendix A and Appendix B to the Agreement are hereby deleted in their entirety and replaced with the following:
“APPENDIX A
FUNDS AND EFFECTIVE DATES

Name of Fund	Effective Date of Advisory Agreement
Invesco Energy Fund	November 25, 2003

Invesco Gold & Precious Metals Fund	November 25, 2003

Invesco Technology Fund	November 25, 2003

Invesco Dividend Income Fund	November 25, 2003

Invesco Technology Sector Fund	February 12, 2010

Invesco American Value Fund	February 12, 2010

Invesco Comstock Fund	February 12, 2010

Invesco Mid Cap Growth Fund	February 12, 2010

Invesco Small Cap Value Fund	February 12, 2010

Invesco Value Opportunities Fund	February 12, 2010

APPENDIX B
COMPENSATION TO THE ADVISOR
     The Trust shall pay the Adviser, out of the assets of a Fund, as full compensation for all services rendered, an advisory fee for such Fund set forth below. Such fee shall be calculated by applying the following annual rates to the average daily net assets of such Fund for the calendar year computed in the manner used for the determination of the net asset value of shares of such Fund.
Invesco Energy Fund
Invesco Gold & Precious Metals Fund
Invesco Technology Fund
Invesco Dividend Income Fund

Net Assets	Annual Rate
First $350 million	0.75%
Next $350 million	0.65%
Next $1.3 billion	0.55%
Next $2 billion	0.45%
Next $2 billion	0.40%
Next $2 billion	0.375%
Over $8 billion	0.35%
Invesco Small Cap Value Fund

Net Assets	Annual Rate
First $500 million	0.67%
Next $500 million	0.645%
Over $1 billion	0.62%
Invesco Technology Sector Fund

Net Assets	Annual Rate
First $500 million	0.67%
Next $2.5 billion	0.645%
Over $3 billion	0.62%
Invesco American Value Fund

Net Assets	Annual Rate
First $500 million	0.72%
Next $535 million	0.715%
Next $31.965 billion	0.65%
Over $33 billion	0.64%

Invesco Comstock Fund

Net Assets	Annual Rate
First $1 billion	0.50%
Next $1 billion	0.45%
Next $1 billion	0.40%
Over $3 billion	0.35%
Invesco Mid Cap Growth Fund

Net Assets	Annual Rate
First $500 million	0.75%
Next $500 million	0.70%
Over $1 billion	0.65%
Invesco Value Opportunities Fund

Net Assets	Annual Rate
First $250 million	0.695%
Next $250 million	0.67%
Next $500 million	0.645%
Next $1.5 billion	0.62%
Next $2.5 billion	0.595%
Next $2.5 billion	0.57%
Next $2.5 billion	0.545%
Over $10 billion	0.52%”
2.	In all other respects, the Agreement is hereby confirmed and remains in full force and effect.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers on the date first written above.
AIM SECTOR FUNDS
(INVESCO SECTOR FUNDS)

Attest:	/s/ Peter Davisdon	By:	/s/ John M. Zerr

	Assistant Secretary		John M. Zerr
Senior Vice President
(SEAL)
INVESCO ADVISERS, INC.

Attest:	/s/ Peter Davisdon	By:	/s/ John M. Zerr

	Assistant Secretary		John M. Zerr
Senior Vice President
(SEAL)

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